UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2004

GOLDSPRING, INC.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation)

000-32429
(Commission File Number)

65-0955118
(IRS Employer Identification No.)

8585 East Hartford Drive, Suite 400, Scottsdale, AZ 85255
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 480-505-4040

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers

Pursuant to a shareholders' consent resolution dated December 9, 2004, executed by seven shareholders who collectively hold 51% of the company's issued and outstanding common stock, effective as at that date, the following directors were removed as members of the company's Board of Directors, and were removed from all officer positions where applicable:

(i) Robert T. Faber;
(ii) John F. Cook;
(iii) Leslie L. Cahan;
(iv) Todd S. Brown;
(v) Christopher L. Aguilar;

(vi) Stanley A. Hirschman; and
(vii) Phillip E. Pearce.

The consenting shareholders who removed the foregoing directors were of the view that such directors were not acting in the best interests of the company or its shareholders. This was evidenced by the meeting of the Board of Directors of the company held on November 30, 2004 at which time such directors approved the conversion of the private placement of $10,000,000 in equity that occurred in March of 2004 through Merriman Curhan Ford & Co. to an $11,000,000 convertible debt obligation of the company. Mr. Stephen Parent registered his written dissent to this action with the company, and in addition delivered a notice to the company demanding that a special meeting of the company's shareholders be held in accordance with the company's by-laws and the provisions of the Florida Business Corporation Act. However, subsequent to the demand being delivered to the company, the consenting shareholders by majority consent approved of the action described herein.

The result of the action of the removed directors was to substitute the existing equity investment for indebtedness of the company. The effect on the balance sheet of GoldSpring will be as if the company had borrowed money for the purpose of repurchasing its common stock from a favored class of investors. The consenting shareholders felt that such action was detrimental to the company and its shareholders, and the effect of this transaction on the balance sheet of the company will be disastrous. This action, combined with the fact that the convertible debenture has given the debenture holders a right of first refusal and anti-dilution rights, will restrict the company from being able to raise additional needed funds and will likely prevent the company from realizing its goal of having the stock listed on the American Stock Exchange. In addition, if the convertible debentures are converted back into equity in accordance with their terms, the effect will be to more than double the number of shares issuable by the company in exchange for the investment made by these investors.

Finally, in regards conversion of the equity investment to the convertible debenture obligation, at least four of the members of the board of directors appear to have financial interests in, or are affiliated with, the investors/debenture holders who have been given this benefit. As such, there appeared to be inherent conflicts of interests for such affiliated board members, and such conflicts have not been adequately disclosed. The consenting shareholders were concerned that the attempted board approval of the convertible debenture was not done in accordance with the "conflict of interest" provisions of section 607.0832 of the Florida Business Corporation Act.

Following the change in directors, the directors of GoldSpring will be:

Jerri W. Gasch;
Purnendu K. Rana Medhi; and
Stephen Parent

The new board of directors have also appointed Mr. Stephen Parent as GoldSping's President and Mrs. Judith Parent as GoldSpring's Secretary. Stephen Parent will act as our principal executive and principal financial officer pending further reorganization of our management structure.

Mr. Parent, Director and Founder of GoldSpring, Inc., served as Chairman of the Board of Directors and Chief Executive Officer of GoldSpring from March 2004 until September 2004. From March 2003-March 2004, Mr. Parent was the Manager for GoldSpring's exploration and test mining operations. Prior to founding GoldSpring, Mr. Parent worked in the automotive industry for Penske's United Auto Group (UAG) during 2002 and 2003. Mr. Parent served as Chief Executive Officer of Ecovery, Inc., a private Nevada corporation from June 1998 until March 2003 when it sold its mining assets to GoldSpring. Mr. Parent currently serves as President and Chief Executive Officer of Ecovery. Since January 1995, Mr. Parent has served as President and Chief Executive Officer of Aztech Environmental Industries, Inc. Mr. Parent has held an active real estate license in Arizona since 1991.

Mrs. Judith Parent, the spouse of Stephen Parent, has been assisting Mr. Parent with the management of private and public companies for the past 25 years. Mrs. Parent is a paralegal, working as a securities paralegal, and has a corporate finance educational background. During the last year, Mrs. Parent has worked as GoldSpring's part-time office manager.

We will provide the directors that have been removed with a copy of this Form 8-K Current Report, in order that they have an opportunity to promptly respond in writing to the statements contained herein. We will file any written response received from a former director as an exhibit to an amendment to this Form 8-K, within two business days of receipt of such written response.

Item 9.01. Financial Statements and Exhibits.

99.1     News Release issued by the Registrant on December 14, 2004.
99.2     Written Dissent of Stephen Parent
99.3     Majority Shareholder Consent Resolution

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDSPRING, INC.

/s/ Stephen Parent
Stephen Parent, President and Director

Date: December 14, 2004